Exhibit 99.1

BLUEKNIGHT ENERGY PARTNERS, L.P. NAMES NEW CFO
Proven leader and financial expert Andrew Woodward joins leadership team

OKLAHOMA CITY (April 10, 2019)- Blueknight Energy Partners, L.P. (“BKEP” or the “Partnership”) (NASDAQ: BKEP) (NASDAQ: BKEPP) has named Andrew Woodward as the new Chief Financial Officer. Woodward joins Blueknight with substantial financial experience across investment banking, corporate development and corporate finance within the energy and midstream industry. He will begin his new role on April 29.

"We are pleased to welcome Andrew to our team and believe his extensive experience in operations and finance will be invaluable to our executive leadership group going forward," said Mark Hurley, Blueknight CEO. "We believe Andrew's presence on our executive team will only further solidify our efforts deliver greater growth to our investors through our unmatched midstream portfolio."

Prior to joining Blueknight Energy Partners, Woodward served as Vice President, Finance and Treasurer of Andeavor Logistics (NYSE: ANDX), a $15 billion enterprise value company, where he was appointed by its board of directors to be the principal financial officer. Before his appointment, Woodward led investor relations for ANDX and started his career with Andeavor, now Marathon Petroleum, in corporate development leading valuation, structuring and economic analysis on over $10 billion of corporate and asset transactions. Woodward also served as Vice President at RBC Capital Markets within its energy investment banking group where he advised on numerous large-scale mergers and acquisitions and capital market transactions.

Woodward received a Bachelor of Arts in economics and philosophy from Colorado College and a Master of Business Administration from the University of Texas at Austin.

About Blueknight Energy Partners, L.P.

BKEP owns and operates a diversified portfolio of complementary midstream energy assets consisting of:

•	8.8 million barrels of liquid asphalt storage located at 53 terminals in 26 states;

•
6.9 million barrels of above-ground crude oil terminalling facilities located primarily in Oklahoma, approximately 6.6 million barrels of which are located at the Cushing Interchange in Cushing, Oklahoma;

•	646 miles of crude oil pipeline located primarily in Oklahoma and Texas; and

•	60 crude oil transportation vehicles deployed in Oklahoma, Kansas and Texas.

BKEP provides integrated terminalling, gathering and transportation services for companies engaged in the production, distribution and marketing of liquid asphalt and crude oil.  BKEP is headquartered in Oklahoma City, Oklahoma. For more information, visit the Partnership’s web site at www.bkep.com.

Contact:

BKEP Investor Relations, (918) 237-4032
investor@bkep.com
or
BKEP Media Contact:
Brent Gooden, (405) 715-3232 or (405) 818-1900